Exhibit 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN QUALIFIED FOR DISTRIBUTION UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS (A) IN CANADA, A RECEIPT FOR A PROSPECTUS QUALIFYING SUCH TRANSACTION HAS BEEN OBTAINED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR A PROSPECTUS EXEMPTION QUALIFYING SUCH TRANSACTION IS AVAILABLE UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, OR (B) IN THE UNITED STATES, THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH TRANSACTION, OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS WARRANT AND ANY SECURITIES ISSUABLE UPON EXERCISE HEREOF MUST NOT TRADE THE WARRANT OR SUCH SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (A) THE ISSUE DATE, AND (B) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

Issue Date: July 1, 2020

LION BUSES INC.

WARRANT TO PURCHASE SHARES

This Warrant is issued to Amazon.com NV Investment Holdings LLC (the “Holder”) by Lion Buses Inc. (the “Company”). The Holder is entitled to exercise this Warrant to purchase equity of the Company (the “Warrant Shares”) as more particularly described in Exhibit A hereto (the “Schedule of Terms”), on the terms provided herein and in the Schedule of Terms. The Warrant Shares will vest and become exercisable in accordance with the vesting terms provided in this Warrant and the Schedule of Terms and this Warrant is non-forfeitable with respect to vested Warrant Shares. For the avoidance of doubt, the Holder will have no right to acquire any Warrant Shares prior to their respective vesting.

1.	Exercise of Warrant

1.1    Exercise Period. This Warrant may be exercised by the Holder, in whole or in part with respect to vested Warrant Shares at any time during the Exercise Period (as defined in the Schedule of Terms) on the terms provided herein and in the Schedule of Terms. The Exercise Period will be stayed during any waiting period imposed by any applicable Antitrust Law (as defined below) or other applicable law in connection with the exercise of this Warrant. The Company will reasonably cooperate with the Holder and its affiliates, and the Holder and its affiliates will reasonably cooperate with the Company, in connection with any proceedings under any Antitrust Law or other applicable law, including by providing all information required for any application, notification, or other filing to be made pursuant to any such laws.

1.2    Method of Exercise. The Holder may exercise this Warrant to acquire vested Warrant Shares by delivering to the Company (a) this Warrant and (b) the Notice of Exercise attached as Exhibit B hereto, duly executed by the Holder, indicating whether the Holder elects to purchase Warrant Shares for cash or if the Holder elects to exercise on a net issuance basis. Upon exercise in whole or in part of this Warrant, the Holder will become a party to the Unanimous Shareholders Agreement of the Company dated October 31, 2017, as amended through the date of this Warrant (the “Company Agreement”) and the Holder will be deemed an Existing Shareholder (as defined in the Company Agreement), provided that (a) the Holder will not be bound by or subject to any term in the Company Agreement that would (i) in any way, directly or indirectly, restrict, limit, impair, or restrain, or impose any requirement in respect of, the conduct and operation of the businesses of Amazon.com, Inc. or its affiliates, or permit any restriction, limitation, impairment, or restraint on, or the imposition of any requirement in respect of, the conduct and operation of the businesses of Amazon.com, Inc. or its affiliates or (ii) restrict the Holder from transferring any Warrant Shares to Amazon.com, Inc. or any of its affiliates, and (b) in the event that the Company Agreement contains a drag-along right with respect to a sale of the Company binding on the Holder with respect to its Warrant Shares, such drag-along right will be subject to the following requirements: (1) all Warrant Shares held by the Holder are entitled to receive, on a per share basis, the same form and amount of consideration with respect to such shares upon consummation of the proposed transaction (the “Drag-Along Transaction”) as all other holders of shares of the same class as the Warrant Shares are entitled to receive with respect to their shares upon consummation of the Drag-Along Transaction; (2) any representations and warranties to be made by the Holder in connection with the Drag-Along Transaction are limited to representations and warranties related to authority, ownership of the Warrant Shares held by the Holder and the ability to convey title to such Warrant Shares; (3) the Holder will not be required to enter into any indemnity agreement or otherwise be liable for the inaccuracy or breach of any representation or warranty made by any other person in connection with the Drag-Along Transaction, except for any representation or warranty made by the Company and, in such case, (i) only to the same extent as the other holders of shares of the same class as the Warrant Shares and (ii) provided such liability of the Holder is limited to payments from an escrow or holdback covering such inaccuracy or breach; (4) the Holder’s aggregate liability in connection with the Drag-Along Transaction, including with respect to any inaccuracy or breach of any representations and warranties, covenants or other agreements made by the Holder in connection with the Drag-Along Transaction, will be capped at the Holder’s proceeds to be actually received in such Drag-Along Transaction, other than in the case of common law fraud by the Holder; (5) the Holder will not be required to enter into any covenant, obligation, or release, except, in the case of a release, solely to the extent the release is limited to claims arising in the Holder’s capacity as a stockholder of the Company; (6) the Drag-Along Transaction will have been approved by the shareholders of the Company in accordance with the Company Agreement and the Board, if required by the Company’s constating documents; (7) all other equityholders of the Company of the same class of shares as the Warrant Shares will have agreed (or be deemed to have agreed pursuant to such drag-along right) to participate in such Drag-Along Transaction on terms no more beneficial to them than those set forth in this Section 1.2; and (8) the Company will have complied with its obligations under Section 12 in Schedule of Terms.

1.3    Cash Exercise. If the Holder elects to exercise this Warrant to purchase vested Warrant Shares for cash, the Holder will make payment by check or wire transfer in the amount of the Exercise Price (as defined in the Schedule of Terms, subject to adjustment as provided herein) multiplied by the number of vested Warrant Shares for which this Warrant is being exercised, and the issuance of the applicable number of vested Warrant Shares for which this Warrant is being exercised will be conditional upon the Holder making such payment of the applicable Exercise Price. The Exercise Price is the product of an arms’-length negotiation and is intended to reflect the present fair market value of the Warrant Shares.

1.4    Net Issuance. If the Holder elects to exercise this Warrant on a net issuance basis, the Holder will not be required to make a cash payment, and the Company will issue to the Holder a number of Warrant Shares computed using the following formula:

X = (A - B) x C	where:
A

X =	the number of Warrant Shares to be issued to the Holder;

A =	the Fair Market Value (as defined below) of one Warrant Share on the date of net issuance exercise;

B =	the Exercise Price (as adjusted to the date of such calculation); and

C =	the number of vested Warrant Shares issuable under this Warrant or, if only a portion of this Warrant is being exercised, the number of vested Warrant Shares as to which the Holder elects to exercise.

2.	Delivery of Certificates; No Fractional Shares

Within five days after exercise of this Warrant, the Company will at its expense issue and deliver to the Holder (a) a certificate or certificates for the number of Warrant Shares to which the Holder is entitled upon such exercise or, if the Company does not issue certificates for its securities, an electronic certificate or other evidence of the valid issuance of the number of Warrant Shares to which the Holder is entitled upon such exercise, and (b) if applicable, a new warrant with terms identical to this Warrant to purchase that number of Warrant Shares as to which this Warrant has not been exercised. The Holder will for all purposes be deemed to have become the holder of record of such Warrant Shares on the date this Warrant is exercised in accordance with the terms hereof, irrespective of the date of delivery of certificate(s) representing the Warrant Shares. No fractional shares or scrip will be issued upon the exercise of this Warrant. In lieu of a fractional share or scrip, the Company will pay the Holder an amount in cash equal to the Fair Market Value of the fractional share on the date of exercise.

3.	Representations, Warranties, and Covenants

3.1    The Company represents and warrants that it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. The Company represents and warrants that all corporate actions, approvals, and consents on the part of the Company, its officers, directors, and equityholders, and any third party necessary for the issuance of this Warrant and the Warrant Shares have been taken, including the reservation of sufficient Warrant Shares.

3.2    The Company represents and warrants that the capitalization table attached as Exhibit C hereto accurately and completely reflects the Company’s authorized and issued equity capital as of the Issue Date. All of the outstanding shares of equity of the Company have been duly authorized, are fully paid and nonassessable, and were issued in compliance with applicable law.

3.3    The Company covenants that at all times during the Exercise Period there will be reserved for issuance such number of shares as is necessary for exercise in full of this Warrant. All Warrant Shares issued pursuant to the exercise of this Warrant according to the terms of this Warrant will, upon their issuance, be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and other encumbrances or restrictions on sale, and free and clear of all preemptive rights, and such Warrant Shares will be issued free from all taxes, liens, and charges with respect to the issuance thereof (other than transfer restrictions created by the Company Agreement or as a matter of securities laws or created by or at the direction of the Holder or any of its affiliates).

3.4    The Company will not, directly or indirectly, by amendment of its constating documents or by reorganization, sale or transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, (a) avoid or seek to avoid the observance or performance of any of the terms of this Warrant to be observed or performed by the Company, but will at all times and in good faith assist in the carrying out of all such terms and in the taking of all such action as is necessary or appropriate in order to comply with the terms of this Warrant and avoid the impairment of the rights and interests of the Holder, or (b) take any action which is inconsistent with the rights and interests granted to the Holder in this Warrant or otherwise conflicts with the provisions hereof.

3.5    The Company represents and warrants that as of the Issue Date (a) none of its current 10% or greater direct equityholders is a U.S. individual, partnership or corporation and (b) it is not currently a “passive foreign investment company” as such term is defined in Section 1297 of the Code.

3.6    The Company represents and warrants that its Common shares do not currently derive, and represents and warrants that they have not derived during the 60-month period preceding the date hereof, more than 50% of their fair market value from one or any combination of:

(a)    real or immovable property situated in Canada,

(b)    Canadian resource properties (as defined in the ITA),

(c)    timber resource properties (as defined in the ITA), and

(d)    options in respect of, or interests in, or for civil law rights in, property described in any of subparagraphs (a) to (c), whether or not the property exists.

4.	Certain Events.

4.1    Change of Control.

(a)    If there is a Change of Control (as defined below) during the Exercise Period in which the consideration to be received by the shareholders of the Company holding shares of the same class as the Warrant Shares (meaning, as of the date hereof, the Common shares of the Company) consists solely of cash (a “Cash Change of Control”) and the Holder has not exercised this Warrant in full prior to consummation of such Cash Change of Control, and:

(i)    if the Fair Market Value of one Warrant Share (as of the closing date of such Cash Change of Control) is greater than the Exercise Price, then this Warrant will be deemed automatically exercised pursuant to a net issuance exercise under Section 1.4 (even if not surrendered) in respect of all the vested Warrant Shares (including those that vest as contemplated in Item 10 of the Schedule of Terms) immediately before the consummation of such Cash Change of Control, and the Holder will be entitled to receive a portion of the proceeds payable in the Cash Change of Control equal to the amount payable to holders of the same number and class of shares as the Holder is entitled to receive pursuant to such exercise;

(ii)    if the ultimate acquirer is Power Energy Corporation or one or more of its affiliates (such Cash Change of Control, a “PEC Cash Change of Control”) and the Fair Market Value of one Warrant Share (as of the closing date of such Cash Change of Control) is less than or equal to the Exercise Price, then the Company, at the election of the Holder, will cause the acquiring, surviving, or successor person to assume the obligations of this Warrant with respect to the Warrant Shares, including any unvested Warrant Shares, and this Warrant will thereafter be exercisable with respect to securities of the acquiring, surviving, or successor person, and in any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such PEC Cash Change of Control such that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any securities deliverable after that event upon the exercise of this Warrant, and any reference herein to “Warrant Shares” will include such securities of the acquiring, surviving or successor person; or

(iii)    if such Cash Change of Control is not a PEC Cash Change of Control and the Fair Market Value of one Warrant Share (as of the closing date of such Cash Change of Control) is less than or equal to the Exercise Price, then the Company will have the right to cause this Warrant to automatically terminate as of the consummation of such Cash Change of Control.

(b)    This Warrant will automatically terminate, including with respect to any unvested Warrant Shares, without relieving the Company or its successor of any obligations arising from a prior breach or non-compliance, following the payment in full of any amounts due to the Holder in connection with such Cash Change of Control.

(c)    If there is a Change of Control during the Exercise Period in which the consideration to be received by the shareholders of the Company holding shares of the same class as the Warrant Shares (meaning, as of the date hereof, the Common shares of the Company) consists of securities or other non-cash property (each such transaction, excluding, for the avoidance of doubt, transactions covered by Section 5.1, a “Non-Cash Change of Control”), then the Company will cause the acquiring, surviving, or successor person to assume the obligations of this Warrant, and this Warrant will thereafter be exercisable for the same securities or other non-cash property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such Non-Cash Change of Control if such holder held the same number of Warrant Shares as were purchasable under this Warrant if this Warrant had been exercised in full immediately before the consummation of such Change of Control, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

4.2    Listing Event.

(a)    In the event that the Company intends to undertake a Listing Event (as defined in Section 10.1(h)), the Company will provide the Holder with notice prior to filing or submitting a prospectus or registration statement (including a draft prospectus or registration statement) that includes disclosure of beneficial owners of the Company’s equity in connection with a Listing Event (a “Listing Event Notice”). The Listing Event Notice must be provided at least 14 days prior to the earlier of (i) the “as of” date used by the Company for disclosure of beneficial owners and (ii) the date on which a Listing Event occurs.

(b)    In the event that the Company determines that this Warrant or the terms hereof are required to be disclosed pursuant to applicable securities laws and regulations or securities exchange requirements in connection with the Listing Event, the Company will provide the Holder with prompt written notice and an opportunity to comment on the proposed disclosure before such disclosure is made and, if requested by the Holder, will use commercially reasonable efforts (in cooperation with the Holder) to redact, seek a protective order or confidential treatment, or take other appropriate action to avoid such disclosure, subject to requirements under applicable securities laws.

(c)    Notwithstanding anything in this Warrant to the contrary: (i) from and after the Holder’s receipt of a Listing Event Notice properly provided pursuant to Section 4.2(a), the Company will not honor any exercise of this Warrant, and the Holder will not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on the applicable Notice of Exercise, the Holder (or any of its affiliates and other persons whose beneficial ownership of the relevant securities would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would beneficially own in excess of 4.999% of any class of voting equity securities subject to the Exchange Act, calculated in accordance with Section 13(d) of the Exchange Act and the related rules and regulations and after giving effect to the exercise of this Warrant; (ii) none of the limitations of clause (i) will be taken into account when determining the amount of securities or other non-cash property subject to the assumed Warrant or the amount of cash the Holder is entitled to receive in the event of a Change of Control; (iii) if a Listing Event Notice is not properly provided, the limitations of clause (i) will go into effect immediately prior to the “as of” date used by the Company for disclosure of beneficial owners in any registration statement; (iv) the provisions of this sentence should be construed and implemented in a manner otherwise than in strict conformity with the terms of this sentence to correct this sentence (or any portion hereof) to the extent it may be defective or inconsistent with the intended beneficial ownership limitation of clause (i) or to make changes or supplements necessary or desirable to properly give effect to such limitation; and (v) the limitations of clause (i) may be waived or amended by the Holder, in its sole discretion, upon written notice to the Company, which waiver or amendment will not be effective until the 61st day after such notice is delivered by the Holder to the Company. For purposes of this Section 4.2(c), in determining the number of any class of voting equity securities outstanding, the Holder may rely on the number of outstanding voting equity securities as stated in the most recent of the following: (i) the Company’s most recent periodic or annual filing with the applicable securities commissions, as the case may be, (ii) a more recent public announcement by the Company that is filed with applicable securities commissions, or (iii) a more recent notice by the Company or the Company’s transfer agent to the Holder setting forth the number of voting equity securities then outstanding. Upon the written request of the Holder, the Company shall, within three (3) business days thereof, confirm in writing to the Holder the number of voting equity securities then outstanding. The Company will be entitled to rely on representations made to it by the Holder in any Notice of Exercise regarding its beneficial ownership limitation under this Section 4.2. By accepting this Warrant, the Holder acknowledges that the Holder is solely responsible for any schedules or statements required to be filed by it in accordance with Section 13(d) or Section 16(a) of the Exchange Act.

4.3    Automatic Exercise before Expiration. To the extent this Warrant is not previously exercised as to all of the Warrant Shares issuable hereunder, and if the Fair Market Value of one Warrant Share (at such measurement date) is greater than the Exercise Price, this Warrant will be deemed automatically exercised pursuant to a net issuance exercise under Section 1.4 (even if not surrendered) immediately before its expiration. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 4.3, the Company agrees promptly to notify the Holder in writing of the number of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise. The Company will not be responsible to the Holder for any failure of the Holder to obtain any necessary approvals under applicable Antitrust Law or other applicable law, except with respect to any failure of the Company to reasonably cooperate with the Holder and its affiliates in connection with any proceedings under any Antitrust Law or other applicable law pursuant to Section 1.1.

5.	Adjustments

5.1    Reorganization. Upon any reclassification, capital reorganization, or change in the terms, conditions, rights, or obligations with respect to share capital of the Company (other than a Change of Control transaction covered by Section 4.1) affecting the same class of shares as the Warrant Shares, the Company will make appropriate provision so that the Holder will thereafter be entitled to receive, upon exercise of this Warrant, the number and type of securities or other property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under this Warrant if this Warrant had been exercised immediately before such reclassification, reorganization, or change.

5.2    Adjustments for Share Splits, Dividends. If the Company, directly or indirectly, issues any shares of the same class as the Warrant Shares as a share dividend, or splits, subdivides, or consolidates such class of shares, then the Exercise Price in effect before such dividend, subdivision, or consolidation will be proportionately decreased or increased, as applicable, and the number of Warrant Shares at that time issuable pursuant to the exercise of this Warrant will be proportionately increased or decreased, as applicable, so that (i) the Holder immediately after the effective or record date for such event (or, if there is no such record date, as of the date of the declaration of such dividend), as applicable, will be entitled to purchase the number of Warrant Shares which it would have owned or been entitled to receive in respect of the Warrant Shares subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such date (disregarding whether or not this Warrant had been exercisable by its terms at such time), and (ii) the Exercise Price in effect at the time of the effective or record date for such event (or, if there is no such record date, as of the date of the declaration of such dividend), as applicable, will be immediately adjusted to the number obtained by dividing (x) the product of (A) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the foregoing clause (i), disregarding whether or not this Warrant had been exercisable by its terms at such time, and (B) the Exercise Price in effect immediately prior to such date for the event giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the foregoing clause (i). Each adjustment in the number of Warrant Shares issuable will be rounded to the nearest whole share and each adjustment of the Exercise Price will be calculated to the nearest cent. Any adjustment under this Section 5.2 will become effective at the close of business on the date the subdivision, split, subdivision, or consolidation becomes effective, or as of the record date of such dividend (or, if there is no such record date, as of the date of the declaration of such dividend), provided that if the Holder exercises this Warrant after the applicable record or declaration date and before the effective date of such event, the Company will be entitled to defer until the effective date of such event issuing to the Holder the additional number of shares that are required to be issued as a result of the adjustment.

5.3    Anti-Dilution Protection. If any shares of the same class as the Warrant Shares are entitled, under the Company’s constating documents or any contract to which the Company is a party, to an adjustment in the event of dilutive issuances of equity, then the Warrant Shares will be entitled to the same adjustment.

5.4    Certificate as to Adjustments. If any adjustment is required to be made in the Exercise Price or number and type of securities issuable upon exercise of this Warrant, the Company will as promptly as reasonably practicable give written notice to the Holder in the form of a certificate signed by an officer of the Company, setting forth the adjustment in reasonable detail.

6.	Registration Rights; Information Rights

6.1    Registration Rights. All Warrant Shares issuable upon exercise of this Warrant will be subject to customary registration rights to be agreed upon by the Holder, the Company, and, to the extent applicable, the Company’s then-existing equityholders, as promptly as reasonably practicable following the initial exercise of this Warrant (and, in any event, prior to consummation of any Listing Event). The registration rights provided to the Holder will, among other things, (a) become effective as of the earlier of the time of consummation of the Listing Event and the date on which any registration rights are provided by the Company to any other shareholder holding shares of the same class as the Warrant Shares, (b) if not effective prior to the time of consummation of the Listing Event, be limited to the jurisdiction(s) where the shares of the same class as the Warrant Shares have been listed further to the Listing Event; and (c) be at least as favorable to the Holder as any registration rights that the Company has provided to any of its other shareholders holding shares of the same class as the Warrant Shares (meaning, as of the date hereof, the Common shares of the Company) at such time.

6.2    Information Rights.

(a)    The Company will deliver to the Holder (to the notice address set out in Section 10.3):

(i)    within 120 days after the end of each fiscal year of the Company, (A) an audited or reviewed consolidated balance sheet of the Company and its subsidiaries and statement of shareholders’ equity of the Company, in each case as of the last day of such year, and an audited or reviewed consolidated income statement and statement of cash flows of the Company and its subsidiaries, in each case for the period then ended, along with the notes to the financial statements, prepared in accordance with generally accepted accounting principles in Canada (as applicable) and (B) a notice indicating the number of Warrant Shares that have vested as of the end of such fiscal year or as of the date of such notice (it being understood that any failure to deliver such notice, or any inaccuracy therein, will not affect or impair the Holder’s rights or the Company’s obligations hereunder);

(ii)    within 45 days after the end of each fiscal quarter of the Company, an unaudited consolidated income statement, an unaudited consolidated cash flow statement, an unaudited consolidated balance sheet, and a consolidated statement of shareholder’s equity, year to date and as of the end of such fiscal quarter; and

(iii)    within 30 days after the consummation of any third-party equity financing or any other material change in the equity capitalization of the Company, (A) an updated capitalization table for the Company (similar in format to the capitalization table attached as Exhibit C hereto) as of the closing of such financing event or as of the date of such other material change, and (B) a copy of any amendments to the Company’s constituent documents, if applicable.

(b)    On or before February 15 of each calendar year (or otherwise as provided herein), the Company will provide such other information relating to the Company or its affiliates (as defined below) as reasonably requested by the Holder and as may be reasonably required for the Holder or any of its affiliates to prepare or file any tax return or to prepare such filings with respect to the Company or any of its affiliates as may be required by any tax authority.

(c)    All information received by the Holder pursuant to this Section 6.2 will be used by the Holder and its affiliates for purposes of permitting the Holder and its affiliates to comply with their respective financial reporting and tax obligations (and any similar requirements of any governmental authority) and will be treated as confidential in accordance with the terms of the NDA (as defined in the Commercial Agreement).

7.	Lost or Damaged Warrant Certificate.

Upon receipt by the Company of a letter from the Holder stating loss, theft, destruction, or damage of this Warrant, the Company will execute and deliver to the Holder, without charge, a new warrant with identical terms as this Warrant.

8.	Notices of Record Date, etc.

In the event of any corporate action expressly or implicitly requiring the Company to establish a record date for its shareholders for any corporate action (a) that would lead to an adjustment referred to in Sections 5.1 or 5.2, (b) for the purpose of determining shareholders entitled to receive payment of a dividend, to participate in a liquidation distribution, or to participate in a redemption or purchase for cancellation of outstanding shares of the same class as the Warrant Shares, (c) for the purpose of approving or consenting to a Change of Control (subject to Section 12 of the Schedule of Terms) or restructuring, reorganization, winding-up, dissolution, or insolvency of the Company, or (d) that would require a special resolution of the shareholders, the Company will provide to the Holder, at least 10 business days prior to the earlier of the record date or date of such corporate action, a written notice specifying (i) the date on which any such event is to occur or such record is to be taken, and (ii) in reasonable detail, the facts, including the proposed date and the nature of the proposed changes or actions, concerning any such event.

9.	Investment Intent.

By accepting this Warrant, (a) the Holder represents that it (i) is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, (ii) understands that this Warrant and the Warrant Shares subject to this Warrant have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, (iii) is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and clause (m) of section 1.1 “accredited investor” of Regulation 45-106 “Prospectus Requirements” (Québec), and (iv) that it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, and (b) the Holder acknowledges and agrees that (i) this Warrant and the Warrant Shares subject to this Warrant have not been qualified for distribution or registered under securities laws by reason of their issuance in a transaction exempt from the Canadian prospectus and the U.S. registration requirements; (ii) this Warrant and the Warrant Shares will bear the appropriate legend as required by applicable securities laws, and (iii) the Warrant and the Warrant Shares will be subject to restrictions on resale under applicable securities laws.

10.	Miscellaneous.

10.1    Certain Definitions. For purposes of this Warrant:

(a)    “affiliate” means, as to any person, any person that directly or indirectly controls, is controlled by, or is under common control with that person

(b)    “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other antitrust, competition or merger control laws or regulations in the U.S., Canada, or anywhere in the world.

(c)    “Change of Control” means (i) any consolidation, merger, amalgamation, reorganization, or similar transaction involving the Company or its subsidiaries in which the Company or its subsidiary, as applicable, is not the surviving entity or pursuant to which the Company’s equityholders immediately prior to such transaction own, immediately after such transaction, less than 50% of the voting power of the surviving entity, (ii) any transaction or series of related transactions in which 50% or more of the Company’s voting power is acquired by a person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act, other than (A) any internal reorganizations, (B) a transaction or series of related transactions that results in Power Energy Corporation or one or more of its affiliates directly or indirectly holding less than 75% of the voting securities of the Company, provided that the Company continues to operate in its existing lines of business, or (C) any bona fide primary issuance of securities by the Company for the purpose of raising working capital or capital expenditure for the Company and where the ultimate acquirer is an institutional investor or private equity investment firm, provided that the Company continues to operate in its existing lines of business, or (iii) the sale, lease, exclusive license, or other transfer, in any transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries.

(d)    “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(e)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

(f)    “Fair Market Value” of a Warrant Share means:

(i)    if shares of the same class as the Warrant Shares are traded on an exchange or an over-the-counter market, the average of the closing price for the five business days immediately preceding the date of net issuance exercise;

(ii)    if the net issuance exercise is in connection with a Change of Control, the value of the consideration to be received pursuant to such Change of Control by the holder of a share of the same class as the Warrant Shares; and

(iii)    if neither of the above clauses applies, the Fair Market Value will be the price for a share of the same class as the Warrant Shares that the Company could obtain from an arms’-length buyer who is not a current or former employee, officer, or director of the Company or its affiliates (such price to be exclusive of any control or other similar premium), as determined in good faith by the Company’s board of directors (or equivalent governing body). The Company will promptly provide the Holder a written summary of such determination.

(g)    ”ITA” means the Income Tax Act (Canada).

(h)    “Listing Event” means any of the following: (i) the closing of the Company’s initial public offering of securities pursuant to a prospectus filed under the securities legislation of one or more Canadian provinces in respect of which a (final) receipt has been obtained or pursuant to an effective registration statement filed under the Securities Act; (ii) the registration of the Company’s securities under Section 12 of the Exchange Act in connection with its initial public offering, or the occurrence of any other event that results in the Warrant Shares becoming a class of “equity security,” as such term is defined in Rule 13d-1(i) under the Exchange Act; or (iii) the closing of the Company’s initial public offering, or the listing of the Company’s shares, on a securities exchange outside of the United States or Canada.

(i)    “person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity, or governmental or regulatory authority.

10.2    No Shareholder Rights or Liabilities. Except as otherwise provided by the terms of this Warrant, this Warrant will not entitle the Holder to (a) consent to any action of the Company’s shareholders, (b) receive notice of or vote at any meeting of the Company’s shareholders, (c) receive notice of any other proceedings of the Company, or (d) exercise any other shareholder rights, in any such case, as a shareholder of the Company. In no event will the Holder have any liability hereunder, other than the consideration payable upon exercise of this Warrant pursuant to Section 1.3 hereof.

10.3    Notices. Any notice under this Warrant will be given in writing and will be sent by email, nationally recognized overnight courier service, certified mail (return receipt requested), or receipted facsimile to the other party at the address below. A party may change its notice address by giving notice in accordance with this Section.

If to the Holder: Amazon.com NV Investment Holdings LLC c/o Amazon.com, Inc. P.O. Box 81226 Seattle, WA 98108-1226 [***] [***] Attn: General Counsel

If to the Company:

Lion Buses Inc.

921 ch. de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y5G2

[***]

Attn: Chief Executive Officer and Chief Financial Officer

with a copy by email to:

Stikeman Elliot LLP

Email: apelland@stikeman.com

Attention: Aniko Pelland

10.4    Public Communications. Neither the Company nor its affiliates will issue any press releases, publicity, or make any other disclosures regarding this Warrant, the terms hereof, or the nature or existence of any relationship between the parties without prior written authorization of such use by Amazon.com, Inc. or any of its affiliates. This Warrant will be subject to the NDA (as defined in the Commercial Agreement).

10.5    Amendments and Waivers. This Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

10.6    Governing Law; Severability; Jurisdiction; Venue. This Warrant will be governed by and construed under the laws of the State of Delaware without regard to principles of conflict of laws. If any Section or provision of this Warrant is found or held to be illegal, invalid, or unenforceable, the remainder of this Warrant will be valid and enforceable and the parties in good faith will negotiate a substitute, valid, and enforceable provision that most nearly effects the parties’ intent in entering into this Warrant. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in New Castle County, Delaware, in connection with any action relating to this Warrant.

10.7    Transfer; Successors and Assigns. Except as contemplated herein, no sale, distribution, assignment, offer, pledge, hypothecation or other transfer of this Warrant may be made by the Holder. This Warrant and all rights hereunder are transferable by the Holder, in whole or in part, to any affiliate of the Holder (each such affiliate, for as long as it is an affiliate of the Holder, a “Permitted Transferee”) upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer attached as Exhibit D hereto, and the Company will issue a new warrant reflecting such transfer but otherwise identical to this Warrant. The Company may not assign this Warrant or its obligations under this Warrant without the prior written consent of the Holder, except to an acquiring, surviving, or successor person in connection with a Change of Control. Further to a transfer where the Holder does not transfer the entirety of its rights to Warrant Shares to a Permitted Transferee, the Holder will be entitled to receive from the Company a new warrant with terms identical to this Warrant for that number of Warrant Shares as to which the right was not transferred to a Permitted Transferee. The terms and conditions of this Warrant will inure to the benefit of, and be binding on, the respective successors and permitted assigns of the Company and the Holder, respectively.

10.8    U.S. Income Tax Treatment. The parties acknowledge that this Warrant is not being issued in connection with the performance of services within the meaning of Section 83 of the Code, the Holder will engage a third party valuation firm to determine the value of this Warrant for U.S. tax purposes, and the issuance of this Warrant represents a closed transaction for U.S. income tax purposes. The parties will not take a position on any U.S. income tax return inconsistent with this Section 10.8.

10.9    Headings; Construction. The headings in this Warrant are for purposes of reference only and will not limit or otherwise affect the meaning of any provision of this Warrant. The words “include” and “including” will be deemed in each case to be followed by the words “without limitation.” The symbol “$” refers to United States Dollars. All references to “Warrant Shares” and “Exercise Price” will be deemed to include any such adjustments in accordance with the terms of this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

LION BUSES INC.

By:	(signed) Marc Bedard
Name: Marc Bedard
Title: CEO – Founder

Exhibit A

SCHEDULE OF TERMS OF WARRANT SHARES

Capitalized terms used in this Schedule of Terms have the meanings ascribed to those terms in the Warrant or the Commercial Agreement, as applicable.

1	Name of Company:	Lion Buses Inc.

2	Jurisdiction of formation and type of entity (e.g., corporation, LLC, etc.):	Corporation incorporated under the laws of the Province of Québec, Canada

3	Class of equity subject to Warrant:	Common shares

4	Holder’s fully diluted ownership percentage of the Company (as of the Issue Date, calculated on a post-exercise basis assuming full vesting of the Warrant):	19.9999%

5	Number of Warrant Shares (as of the Issue Date, assuming full vesting of the Warrant):	8,561,603

6	Assumed equity valuation (as of the Issue Date) on a fully diluted, pre-exercise basis:	$[***]

7	Exercise Price (as of the Issue Date):	$23.36 per Warrant Share, subject to adjustment as contemplated in the Warrant.

8	Exercise Period:	From the Issue Date until the 8th anniversary of the Issue Date.

9	Vesting Schedule:

Subject to the terms and conditions of the Warrant and the paragraph set forth below, the Warrant Shares will vest and become exercisable as follows:

•  Initial Vesting: [***] Warrant Shares will vest and become immediately exercisable upon the earlier of (a) Amazon.com, Inc. or any of its affiliates referring to the Company in public posting (e.g., blog post, press release, or other public mention) on or before [***]; or (b) Amazon.com, Inc. or any of its affiliates providing its consent to Lion issuing a press release or other public posting referring to the relationship under the Commercial Agreement, in form and substance acceptable to Amazon.com, Inc. or any of its affiliates, on or before [***].

•  Tranche 1 Vesting Schedule: After the Issue Date, [***] Warrant Shares will vest and become immediately exercisable as of the date on which Amazon Payments [***] (the “Tranche 1 Vesting Event”).

•  Tranche 2 Vesting Schedule: After the Tranche 1 Vesting Event, [***] Warrant Shares will vest and become immediately exercisable upon each incremental [***] of Amazon Payments, up to a maximum total amount of [***] of Amazon Payments, inclusive of all Tranche 1 Vesting Event payments (each, a “Tranche 2 Vesting Event”). For greater certainty, a total of [***] Warrant Shares may vest and become exercisable pursuant to the Tranche 2 Vesting Schedule.

•  Tranche 3 Vesting Schedule: After the last possible Tranche 2 Vesting Event, [***] Warrant Shares will vest and become immediately exercisable upon each incremental [***] of Amazon Payments, until the total number of Warrant Shares vested pursuant to the Warrant equals 8,561,603.

Notwithstanding the foregoing, in the event that the aggregate amount of Amazon Payments first equals or exceeds [***] prior to [***], the Tranche 3 Vesting Schedule will be adjusted such that:

•  [***] Warrant Shares (instead of [***] Warrant Shares) will vest and become immediately exercisable upon each incremental [***] of Amazon Payments, up to a maximum total amount of [***] of Amazon Payments, inclusive of all Tranche 1 Vesting Event and Tranche 2 Vesting Event payments (for greater certainty, a total of [***] Warrant Shares may vest and become exercisable pursuant to this paragraph); and

•  thereafter (i.e., in excess of [***] of total Amazon Payments, inclusive of all Tranche 1 Vesting Event and Tranche 2 Vesting Event payments), [***] Warrant Shares will vest and become immediately exercisable upon each incremental [***] of Amazon Payments, until the total number of Warrant Shares vested pursuant to the Warrant equals 8,561,603.

“Amazon Payments” means the aggregate amount of all payments or other consideration made or provided (or deemed made or provided via offset or otherwise) by or on behalf of Purchaser or its affiliates (including by third parties referred by Purchaser or any of its affiliates, for instance by a third-party financing company, in accordance with the Commercial Agreement or such other agreement between Purchaser and the Company or in each case any of their respective affiliates as applicable) to the Company or any of its affiliates or designees after the Issue Date pursuant to the Commercial Agreement or any other agreement between Purchaser and the Company or in each case any of their respective affiliates. “Amazon Payments” will not include (i) any Additional Charges (as defined in the Commercial Agreement), and (ii) any amount payable by Purchaser pursuant to an indemnification obligation under the Commercial Agreement, unless the same is comprised of amounts that would otherwise constitute payments for products or services under the Commercial Agreement.

10	Acceleration of Vesting:

(a)   All then-unvested Warrant Shares will become fully vested and immediately exercisable upon termination of the Commercial Agreement (as defined below) by the Holder, Amazon.com, Inc., or any of their affiliates for cause, on the terms set forth in the Commercial Agreement and subject to any cure periods set out therein.

(b)   Immediately prior to the consummation of any Change of Control:

(i) if the sum of (A) the number of then-vested Warrant Shares and (B) the number of then-unvested Warrant Shares that would otherwise vest upon the payment of the aggregate amount of Payments pursuant to all final, non-cancellable purchase orders (if any) then placed by Amazon.com, Inc. or any of its affiliates under the Commercial Agreement or any other agreement is less than [***], then 25% of the then-unvested Warrant Shares will become fully vested and immediately exercisable;

(ii)  if the sum of (A) the number of then-vested Warrant Shares and (B) the number of then-unvested Warrant Shares that would otherwise vest upon the payment of the aggregate amount of Payments pursuant to all final, non-cancellable purchase orders (if any) then placed by Amazon.com, Inc. or any of its affiliates under the Commercial Agreement or any other agreement equals or exceeds [***], but is less than [***], then 50% of the then-unvested Warrant Shares will become fully vested and immediately exercisable;

(iii)  if the sum of (A) the number of then-vested Warrant Shares and (B) the number of then-unvested Warrant Shares that would otherwise vest upon the payment of the aggregate amount of Payments pursuant to all final, non-cancellable purchase orders (if any) then placed by Amazon.com, Inc. or any of its affiliates under the Commercial Agreement or any other agreement equals or exceeds [***], but is less than [***], then 75% of the then-unvested Warrant Shares will become fully vested and immediately exercisable; and

(iv) if the sum of (A) the number of then-vested Warrant Shares and (B) the number of then-unvested Warrant Shares that would otherwise vest upon the payment of the aggregate amount of Payments pursuant to all final, non-cancellable purchase orders (if any) then placed by Amazon.com, Inc. or any of its affiliates under the Commercial Agreement or any other agreement equals or exceeds [***], then 100% of all then-unvested Warrant Shares will become fully vested and immediately exercisable.

11	Commercial Agreement related to Warrant (the “Commercial Agreement”):	Master Purchase Agreement effective as of June 30, 2020, by and between Amazon Logistics, Inc. and the Company (as amended, modified, or supplemented from time to time in accordance with the terms thereof, and together with all work orders, purchase orders, and other ancillary agreements thereunder).

12	Right of First Notice:	In the event the Company or the equityholders of the Company propose to initiate a process to explore a Change of Control, or to accept any offer from any person for, or enter into negotiations with any person with respect to, a Change of Control (each such proposed Change of Control, and negotiations with respect thereto, a “Proposed Sale”), the Company will provide to the Holder written notice thereof (a “Sale Notice”) at least [***] calendar days prior to entering into any definitive agreement or binding letter of intent with respect to such Proposed Sale, stating in reasonable detail the terms and conditions of such Proposed Sale, and the Holder will have the right to enter into non-exclusive, good faith negotiations with the Company and the equityholders of the Company in respect of the Proposed Sale or another similar Change of Control transaction, and the Company and the equityholders of the Company will not be permitted to enter into any definitive agreement or binding letter of intent with respect to such Proposed Sale before the expiration of such period, it being understood, however, that following the expiration of such period the Company and the equityholders will be entitled to enter into a definitive agreement or a binding letter of intent on any terms.

Exhibit B

NOTICE OF EXERCISE

To: Lion Buses Inc. (the “Company”)
Address:

The undersigned hereby irrevocably elects to exercise the attached Warrant as follows:

☐   purchase                          Warrant Shares pursuant to the terms of the attached Warrant, for an aggregate purchase price of $                                 .

☐   net issuance exercise with respect to                          Warrant Shares pursuant to the terms of the attached Warrant, for such number of shares of equity of the Company as is determined pursuant to Section 1.4 of the attached Warrant.

The undersigned requests that certificates for such shares be issued in the name of and delivered to the address of the undersigned, at the address stated below and, if such shares are not all the shares that may be issued pursuant to the attached Warrant, that a new Warrant evidencing the right to purchase the balance of such shares be registered in the name of, and delivered to, the undersigned at the address stated below.

Balance shares for new Warrant to be issued:

Dated:

Name of Holder of Warrant:
(please print)

Address:

Signature:

Exhibit C

COMPANY CAPITALIZATION AS OF ISSUE DATE

[***]

Exhibit D

ASSIGNMENT

For value received the undersigned sells, assigns, and transfers to the Permitted Transferee named below the attached Warrant, together with all right, title, and interest, and does irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney, to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

Name of Company:

Dated:

Name of Holder of Warrant:
(please print)

Address:

Signature:

Name of transferee:
(please print)

Address of transferee: